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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Network Appliance, Inc. on Form S-3 of our report dated May 8, 1998 (July 17, 1998 as to the first three paragraphs of Note 11 and December 21, 1998 as to the last three paragraphs of
Note 11) appearing in the Prospectus, which is part of the Registration Statement and of our report dated May 8, 1998 relating to the consolidated financial statement schedule appearing elsewhere in the Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 22, 1999